Exhibit 10.15

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

OF

C&F FINANCIAL CORPORATION

Effective January 1, 2014

Amount
Annual Retainer Fees [1]
Service as a Director	$9,200
Service as Chairman of Audit Committee	$6,000 (additional)
Service as Chairman of Compensation Committee	$5,000 (additional)

Meeting Fees [2]
Base per day	$600
Secondary meeting(s) per day	$300

[1]	The retainer fees are payable in quarterly installments.

[2]

All non-employee directors receive a base meeting fee of $600 per day for Corporation board, C&F Bank board, C&F Bank subsidiary board, CVBK board, CVB board or committee meeting attendance and a fee of $300 for secondary meeting attendance for each additional Corporation board, C&F Bank board, C&F Bank subsidiary board, CVBK board, CVB board or committee meeting held on the same day as a meeting for which the base meeting fee is paid.